SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934






                                  US LEC CORP.
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                                (Name of Issuer)






                              CLASS A COMMON STOCK
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                         (Title of Class of Securities)





                                   90331S 10 9
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                                 (CUSIP Number)





                                DECEMBER 31, 1998
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             (Date of Event Which Requires Filing of This Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]       Rule 13d-1(b)
     [ ]       Rule 13d-1(c)
     [X]       Rule 13d-1(d)









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CUSIP No. 90331S 10 9
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1.    Name of Reporting Person / S.S. or I.R.S. Identification No. of Above
      Persons:

      Michael K. Simmons

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2. Check the Appropriate Box if a Member of a Group

                                                                     (a) [ ]

                                                                     (b) [ ]

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3.    SEC Use Only


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4.    Citizenship or Place of Organization

      United States

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Number of Shares                   5.  Sole Voting Power             567,000
                                   ---------------------------------------------
Beneficially Owned by              6.  Shared Voting Power
                                   ---------------------------------------------
Each Reporting                     7.  Sole Dispositive Power        567,000
                                   ---------------------------------------------
Person With                        8.  Shared Dispositive Power
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9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      567,000

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10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

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11.   Percent of Class Represented by Amount in Row (9)

      5.5%

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12.   Type of Reporting Person

      IN

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ITEM 1(A)  NAME OF ISSUER:

US LEC Corp.

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

Transamerica Square
401 North Tryon Street, Suite 1000
Charlotte, North Carolina 28202

ITEM 2(A)  NAME OF PERSON FILING:

Michael K. Simmons

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Transamerica Square
401 North Tryon Street, Suite 1000
Charlotte, North Carolina 28202

ITEM 2(C)  CITIZENSHIP:

United States

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

Class A Common
Stock

ITEM 2(E)  CUSIP NUMBER:

90331S 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or Dealer registered under Section 15 of the Act
      (b) [ ] Bank as defined in section 3(a)(6) of the Act
      (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
      (d) [ ] Investment Company registered under section 8 of the Investment Company Act
      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
      (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)
      (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


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ITEM 4.  OWNERSHIP

      (a)   Amount beneficially owned:  567,000

      (b)   Percent of Class:  5.5%

      (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:  567,000

            (ii) shared power to vote or to direct the vote:

            (iii) sole power to dispose or to direct the disposition of: 567,000

            (iv) shared power to dispose or to direct the disposition of:

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

ITEM 10. CERTIFICATION

      Not Applicable


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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 7, 1999                    /s/ Michael K. Simmons
                                          ------------------------------
                                          Michael K. Simmons